Exhibit 10.1
PINNACLE FINANCIAL PARTNERS, INC.
2010 ANNUAL CASH INCENTIVE PLAN
As approved by the Human Resources and Compensation
Committee of Pinnacle Financial Partners
Effective January 19, 2010

PINNACLE FINANCIAL PARTNERS, INC.
2010 Annual Cash Incentive Plan
PLAN OBJECTIVES:
The overall objectives of the 2010 Annual Cash Incentive Plan (the “Plan”) are to:
1.	Motivate participants to ensure that important corporate soundness thresholds and corporate profitability objectives for 2010 are achieved, and

2.	Provide a reward system that encourages teamwork and cooperation in the achievement of firm-wide goals.
This Plan shall be administered pursuant to the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan. All provisions hereof shall be interpreted accordingly. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Pinnacle Financial Partners, Inc. 2004 Equity Incentive Plan.
EFFECTIVE DATES OF THE PLAN:
The Plan is effective from January 1, 2010 (Effective Date) through December 31, 2010.
ADMINISTRATION:
The Human Resources and Compensation Committee of the Board of Directors (the “HRC”) is responsible for the overall administration of the Plan and shall have the authority to select the associates who are eligible for participation in the Plan. The CFO, with the oversight of the CEO, provides periodic updates as to the status of the Plan as follows:
•	Produces status reports on a periodic basis to the CEO, the Leadership Team and the HRC in order to ensure the ongoing effectiveness of the Plan. The CEO has discretion related to communication of the status of the incentive plan to all Plan participants.

•	Makes recommendations for any Plan modifications (including target performance or payout awards) as a result of substantial changes to the organization or participants’ responsibilities to ensure fairness to all Plan participants.

•	At the end of the Plan period, prepares, verifies, approves and submits the appropriate award calculations and payout authorizations to the CEO and, ultimately the HRC, for approval and distribution.
The Company is subject to the rules and regulations of the United States Department of the Treasury (“Treasury”) issued under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“ESSA”) with respect to participation in the Troubled Assets Relief Program (“TARP”) established by the Treasury thereunder. Pursuant to these regulations, as in effect from time to time (the “TARP Regulations”), the Company’s Chief Risk Officer shall evaluate, report and discuss with the HRC whether any features of the Plan should be limited in order to ensure that the Company’s senior executive officers are not encouraged to take unnecessary or excessive risks that threaten the value of the Company, that the Plan does not pose unnecessary risks to the Company and that the Plan does not encourage the manipulation of reported earnings of the Company to enhance any employee’s compensation.
The HRC is authorized to interpret the Plan, to establish, amend and/or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The HRC may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the HRC deems necessary or desirable. Any decision of the HRC in the interpretation and administration of Plan, as described herein, shall lie within its sole and absolute discretion and shall be final conclusive and binding on all parties concerned.
ELIGIBILITY:
Except as otherwise provided below, all associates who are compensated via a predetermined salary or hourly wage and are not included in any other compensation program or plan are eligible for participation in the Plan. Participants who are not eligible for a full award due to their performance evaluation (see below — Target Award) should be notified by their Leadership Team member as soon as possible prior to distribution of awards.
Pursuant to the TARP Regulations, the Company’s five “most highly compensated employees” for the 2009 fiscal year, as determined under the TARP Regulations, are not eligible for a cash award under this Plan for 2010 during the “TARP Period”, as defined in the TARP Regulations.
Certain associates that are compensated via a commission schedule or commission grid have an opportunity to achieve significant variable pay compensation due to escalating payouts pursuant to the commission scheduled or grid based on their individual performance. As a result, such commission-based associates are not eligible for participation in the Plan unless otherwise authorized under special arrangement approved by the HRC.
FORFEITURE OF AWARDS:
Any participant who terminates employment for any reason (e.g., voluntary separation or termination due to misconduct) prior to distribution of awards in January 2011 will not be eligible for distribution of awards under the Plan.
ETHICS:
The intent of this Plan is to fairly reward individual and team achievement. Any associate who manipulates or attempts to manipulate the Plan for personal gain at the expense of clients, other associates or Company objectives will be subject to appropriate disciplinary action.
In addition, in accordance with the TARP Regulations, payments under the Plan paid to the Company’s “senior executive officers” and next twenty “most highly compensated employees” during the “TARP Period”, each as defined by the TARP Regulations, are and will be subject to recovery and “clawback” by the Company, and repaid by such employee, if the payments are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

PLAN FUNDING:
The Plan assets will be funded from the results of operations of the Company with all assets being commingled with the assets of the Company.
TIMING OF AWARDS:
During January 2011, the HRC will review all proposed awards pursuant to the Plan. Any awards to be distributed pursuant to the Plan shall be distributed prior to January 31, 2011 or as soon as possible thereafter, but in no event later than March 15, 2011. No award will be distributed prior to January 1, 2011.
TARGET AWARD:
Each participant will be assigned an “award tier” based on their position within the Company, their experience level or other factors. Each participant’s Leadership Team member is responsible for notifying each participant of his or her “award tier”. The “award tier” will be expressed as a percentage ranging from 10% to 100%. In order to determine the “target award”, participants will multiply their “award tier percentage” by their actual YTD base salary paid for 2010 as of December 31, 2010. Overtime or other wage components are not considered in these calculations.
The incentive for participants that join the Company during the period from January 1, 2010 through December 31, 2010 will be calculated using the same formula.
Additionally, participant awards will be impacted by the participant’s performance evaluation for 2010 such that the participant’s Target Award will be adjusted based on their final performance rating, as follows:

Performance Award expressed as a %
Rating	of Target Award
Significantly Exceeds	120% Target
Exceeds	Up to 110% Target
Meets	100% Target
Needs Improvement	Up to 80% Target
Unsatisfactory	0% Target
PERFORMANCE CRITERIA
Awards under the Plan shall be conditioned on the attainment of one or more corporate performance goals recommended by the CEO and approved by the HRC for the 2010 fiscal year. Additionally, the CEO, based on input from any participant’s team leader, may include performance criteria for any individual or groups of participants as he deems appropriate, subject to the review of the HRC.
After December 31, 2010, the HRC shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the HRC may consider such matters as the HRC deems appropriate.

DISCRETIONARY INCREASES AND REDUCTIONS:
The CEO may award up to an additional 10% of base pay based on extraordinary individual performance. Likewise, the CEO may reduce a participant’s award by up to 50% of the calculated award for individual performance, if the participant did not exhibit a strong commitment to Pinnacle’s mission or values.
Discretionary awards outside these parameters shall be approved by the HRC prior to distribution; however any discretionary awards to the Company’s named executive officers must be approved by the HRC prior to distribution.
AMENDMENTS, TERMINATIONS AND OTHER MATTERS:
The HRC has the right to amend or terminate this Plan in any manner they may deem appropriate in its discretion at any time, including, but not limited to the ability to include or exclude any associate or group of associates from participation in the Plan, modify the award tiers or percentages or modify or waive performance targets. Should the firm enter into any merger or purchase agreement (including a change of control of the Company), significant market expansion or other materially significant strategic event, the HRC may amend the Plan (including the performance criteria) as they may deem appropriate under the circumstances. The HRC may amend the Plan (including the performance criteria) for any non-recurring transaction which may materially impact the Company’s financial position or results of operations for the fiscal year (e.g., capital transactions, divestiture of assets at gains or losses, branch acquisitions, etc.)
Furthermore, this Plan does not, nor should any participant imply that it shall, create a contractual relationship or rights between the Plan, the Company or any associate of the Company. No associate should rely on this Plan as to any awards that the associate believes they might otherwise be entitled to receive. This Plan shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to any conflicts of laws or principles.

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